Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Robo.ai Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class B ordinary shares, par value US$0.002 per share, issued Selling Shareholders	(1)	Other	13,568,510	$2.2550	$30,596,990.05	0.0001381	$4,225.44

Total Offering Amounts:							$30,596,990.05		4,225.44
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$4,225.44

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Offering Note(s)

(1)	Represents the Registrant's Class B ordinary shares, issued to Selling Shareholders.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the ordinary shares is based upon $2.255, which is the average of the high and low closing sale prices of the shares of ordinary shares as of August 31, 2026, as reported on The Nasdaq Capital Market.